Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated January 31, 2017, with respect to the financial statements of ISCS, Inc. as of December 31, 2016, and for the year then ended. We consent to the incorporation by reference of said report in this registration statement of Guidewire Software, Inc. on Form S-3. We consent to the incorporation by reference in the filings of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Armanino LLP

San Ramon, California

March 7, 2018